Exhibit 99.1

SWS Group, Inc. Board Increases Stock Buy-Back Authorization

DALLAS, January 15, 2008 — The Board of Directors of SWS Group, Inc. (NYSE: SWS) today increased by 750,000 shares authorization for the company to buy back its common stock from time to time in the open market.

Donald W. Hultgren, SWS President and Chief Executive Officer, said the company has purchased 349,423 shares of SWS common stock at an average price per share of $11.19 since the beginning of 2008.

“We were authorized by our board of directors to purchase up to 500,000 shares in the open market,” Mr. Hultgren said. “This authorization for an additional 750,000 shares will allow us to buy back SWS stock as market conditions warrant.”

Mr. Hultgren said he views purchasing SWS shares at current levels as an excellent use of the company’s capital. “We believe the market price of SWS stock has been adversely affected by the general turmoil in the financial industry,” he said, “and increasing the size of our stock buy back program underscores our confidence in the soundness of our businesses.”

SWS Group, Inc. is a Dallas-based holding company offering a broad range of investment and financial services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. Subsidiaries of the company include Southwest Securities, Inc., Southwest Securities, FSB, SWS Financial Services, Inc. and Southwest Insurance Agency.

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CONTACT:	Jim Bowman, Vice President - Corporate Communications, (214) 859-9335 jbowman@swst.com